UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	04-3200305
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

830 Winter Street, Waltham Massachusetts	02451
(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following.  ☒

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None

Securities Act registration statement number to which this form relates:   Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

 Preferred Stock Purchase Rights

(Title of class)

Item 1. Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A filed by PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”) with the Securities and Exchange Commission (the “SEC”) on January 26, 2001 is hereby amended by adding the following:

On December 20, 2006, the Company, SmithKline Beecham Corporation (“Parent”) and Pilgrim Acquisition Corporation, a wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Parent is a wholly owned subsidiary of GlaxoSmithKline plc (“GSK”).

Subject to the terms and conditions of the Merger Agreement, (i) Purchaser will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), including the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Rights”), issued pursuant to the rights agreement (the “Rights Agreement”), dated as of January 24, 2001, between the Company and American Stock Transfer & Trust Company, a New York banking corporation, as rights agent (the “Rights Agent”) (such Common Stock, together with the associated Rights, the “Shares”), at a purchase price of $5.00 per Share in cash (such purchase price per Share, or greater purchase price per Share at which Shares are purchased in the Offer, the “Offer Price”) and (ii) as promptly as practicable following consummation of the Offer, Purchaser will be merged (the “Merger”) with and into the Company, with each outstanding Share (other than Shares owned by Purchaser or Parent or held in the Company’s treasury and shares as to which appraisal rights have been properly exercised and not withdrawn in accordance with the applicable provisions of the Delaware General Corporation Law) being converted into the right to receive the Offer Price in cash, and the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger Agreement, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement, dated December 20, 2006 (the “Amendment”) to amend the Rights Agreement. The Amendment renders the rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement.

A copy of the Amendment is attached as Exhibit 4.2 and is incorporated by reference herein. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.

4.1

Rights Agreement, dated January 24, 2001, between PRAECIS PHARMACEUTICALS INCORPORATED and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 99.1 to PRAECIS PHARMACEUTICALS INCORPORATED’s Form 8-A filed with the SEC on January 26, 2001).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 20, 2006, between PRAECIS PHARMACEUTICALS INCORPORATED and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to PRAECIS PHARMACEUTICALS INCORPORATED’s Form 8-K filed with the SEC on December 21, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 21, 2006	PRAECIS PHARMACEUTICALS INCORPORATED By /s/ Edward C. English Name: Edward C. English Title: Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Rights Agreement, dated January 24, 2001, between PRAECIS PHARMACEUTICALS INCORPORATED and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 99.1 to PRAECIS PHARMACEUTICALS INCORPORATED’s Form 8-A filed with the SEC on January 26, 2001).

4.2

Amendment No. 1 to Rights Agreement, dated as of December 20, 2006, between PRAECIS PHARMACEUTICALS INCORPORATED and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to PRAECIS PHARMACEUTICALS INCORPORATED’s Form 8-K filed with the SEC on December 21, 2006).